Exhibit 99.1

Capitalworks Emerging Markets Acquisition Corp Announces Pricing of $200 Million Initial Public Offering

New York, NY / November 30, 2021 / Capitalworks Emerging Markets Acquisition Corp (the “Company”), a special purpose acquisition company, today announced the pricing of its initial public offering of 20,000,000 units at a price of $10.00 per unit. The units will be listed on The Nasdaq Global Market (“Nasdaq”) and will begin trading on December 1, 2021, under the ticker symbol “CMCAU”.

Each unit issued in the offering consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units commence separate trading, the Class A ordinary shares and redeemable warrants are expected to be respectively listed on Nasdaq under the symbols “CMCA” and “CMCAW”. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The offering is expected to close on December 3, 2021, subject to customary closing conditions.

Barclays is the sole book-running manager for the offering. The Company has granted the underwriters a 45-day option from the date of the final prospectus to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to the securities became effective on November 30, 2021. The offering is being made only by means of a prospectus, which forms a part of the registration statement. Copies of the prospectus may be obtained, when available, for free by visiting EDGAR on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov. Alternatively, copies may be obtained, when available, from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York, 11717, by email: Barclaysprospectus@broadridge.com, or by telephone: (888) 603-5847.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Capitalworks Emerging Markets Acquisition Corp

Capitalworks Emerging Markets Acquisition Corp is a newly organized blank check company, incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). While the Company may pursue an acquisition opportunity in any industry or geographic region, it intends to focus on high-growth companies operating in select emerging markets, with the ability to replicate their business models sustainably across other emerging markets or translate their products, services or technologies to developed markets.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for a Business Combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and preliminary prospectus filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Capitalworks Contact

Cody Slach, Alex Thompson
Gateway IR
(949) 574-3860
CMCA@gatewayir.com

SOURCE: Capitalworks Emerging Markets Acquisition Corp